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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2009

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Second Amended and Restated Credit Agreement

On July 13, 2009, GeoResources, Inc. (the “Registrant”), as borrower, entered into a Second Amended and Restated Credit Agreement (the “Amendment”) with Wachovia Bank, National Association (“Wachovia”), as Administrative Agent; Comerica Bank and BBVA Compass, as Co-Syndication Agents; U.S. Bank, National Association and The Frost National Bank, as Co-Documentation Agents; and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner (collectively, the “Lender”).

Pursuant to the Amendment, the Registrant secured an Amended and Restated Senior Secured Revolving Credit Facility (the “Amended Credit Facility”), which is available to provide financing to the Registrant of up to $250.0 million.

The initial borrowing base of the Amended Credit Facility is $135.0 million, and is subject to redetermination on May 1 and November 1 of each year.  The amounts borrowed under the Amendment bear annual interest rates at either (a) the London Interbank Offered Rate (“LIBOR”) plus 2.25% to 3.0% or (b) the prime lending rate of Wachovia plus 1.25% to 2.0%, depending on the amount borrowed under the Amended Credit Facility.  Principal amounts outstanding under the Amended Credit Facility are due and payable in full at maturity, October 16, 2012.

Additional payments due under the Amended Credit Facility include paying a commitment fee to the Lender in respect of the unutilized commitments thereunder.  The commitment rate is 0.50% per year.  The Registrant is also required to pay customary letter of credit fees.

All of the obligations under the Amended Credit Facility, and the guarantees of those obligations, are secured by substantially all of the Registrant’s assets.

The Amended Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Registrant’s ability to incur additional indebtedness, create liens on assets, make investments, enter into sale and leaseback transactions, pay dividends and distributions or repurchase its capital stock, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable and engage in certain transactions with affiliates.

In addition, the Amended Credit Facility requires the Registrant to maintain the following financial covenants: a current ratio of not less than 1.0 to 1.0, a funded debt to earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (“EBITDAX”) ratio of not greater than 4.0 to 1.0 and an interest coverage ratio, which is the ratio of the EBITDAX for the four most recently completed quarters ending on such date compared to the cash interest payments made for such fiscal quarters, of not less than 3.0 to 1.0.  EBITDAX is defined in the Amendment as, for any period, the sum of consolidated net income for such period plus the following expenses or charges to the extent deducted from consolidated net income in such period: interest, income taxes, depreciation, depletion, amortization and exploration.  The Amended Credit Facility contains customary affirmative covenants and defines events of default for facilities of this type, including failure to pay principal or interest, breach of covenants, breach of representations and warranties, insolvency, judgment default, a change of control and if Frank A. Lodzinski ceases to serve as President and Chief Executive Officer of the Registrant and Wachovia does not approve of Mr. Lodzinski’s successor.  Upon the occurrence and continuance of an event of default, the Lenders have the right to accelerate repayment of the loans and exercise their remedies with respect to the collateral.

On December 31, 2008, Wells Fargo & Company ("Wells Fargo") acquired Wachovia Corporation through a merger of Wachovia Corporation with and into Wells Fargo.  Scott R. Stevens, a director of the Registrant, is a Principal of WCP Fund I, L.P., which owns 1,688,860 shares of the Registrant’s outstanding common stock.  WCP Fund I, L.P. is majority owned by an entity controlled by Wells Fargo.  Mr. Stevens disclaims beneficial ownership of any of these shares.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

None.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC.

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: July 17, 2009